Exhibit 99.1

         Muzak Holdings LLC Announces Fourth Quarter Results

    FORT MILL, S.C.--(BUSINESS WIRE)--April 15, 2005--Muzak Holdings LLC ("Muzak" or the "Company"), the leading provider of business music services in the United States, today announced financial results for the quarter and year ended December 31, 2004.
    Music and other business services revenue for the quarter ended December 31, 2004 was $46.9 million, a 4.2% increase, compared to $45.1 million for the quarter ended December 31, 2003. Equipment sales and related services revenue remained flat at $16.7 million during 2004. As a result, total revenue for the quarter ended December 31, 2004 was $63.6 million, a 3.1% increase, compared to $61.7 million for the quarter ended December 31, 2003.
    The Company evaluates its operating performance using several measures, two of them being EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) and EBITDA as defined in our indentures, of which the primary difference is the exclusion of non-cash items. Since EBITDA as defined in the indentures is used to determine our ability to incur additional indebtedness, the Company believes it provides useful information to our investors. EBITDA was $9.6 million for the quarter ended December 31, 2004 as compared to $17.9 million in the quarter ended December 31, 2003. EBITDA as defined in our indentures, which excludes non-cash items, was $16.0 million, a decrease of $1.9 million or 10.7% as compared to $17.9 million in the 2003 period. EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, net income as a measure of performance, as determined in accordance with generally accepted accounting principles, known as GAAP. Net loss for the quarter ended December 31, 2004 was $16.1 million as compared to $9.0 million in the prior year.
    The non-cash items excluded from EBITDA, as defined by our indentures, were comprised primarily of a $6.0 million impairment charge for deferred production costs. Historically, the Company incurred deferred production costs to create music programs for future distribution to clients. As a result of recent technological enhancements in the Company's processes for creating and distributing many of its core music programs, the use of master recordings in the music creation and delivery process has been substantially eliminated.
    For the year ended December 31, 2004, the Company had music and other business services revenue of $184.4 million, total revenue of $245.9 million, EBITDA of $57.9 million, and EBITDA as defined in the indentures of $65.4 million, representing increases (decreases) of 5.4%, 4.6%, (15.5%), and (9.5%), respectively over the comparable 2003 period. Net loss increased to $46.1 million in 2004 from $34.8 million in 2003. See attached reconciliation from net loss to EBITDA and to EBITDA as defined by the indentures.
    "2004 has been a year of change for the Company. We rolled out numerous initiatives, reorganized from a decentralized geographical reporting structure to a functional reporting structure, and centralized the administrative and certain operational functions at headquarters. We are continuing to work through the challenges associated with our reorganization," commented Lon Otremba, Chief Executive Officer.
    The Company finalized a new five year license agreement with Broadcast Music, Inc. ("BMI") on December 31, 2004. The term of the agreement is effective as of July 1, 2004 and provides for an annual license fee of $6.0 million per annum. BMI and the Company have deemed the interim license rates for all periods prior to July 1, 2004 to be final, and not subject to retroactive adjustments. The fourth quarter and year ended December 31, 2004 include $0.8 million and $1.6 million incremental costs, as compared to the prior year, due to the new BMI agreement.
    In addition, during the fourth quarter of 2004, the Company and the American Society of Composers, Authors, and Publishers ("ASCAP") advanced their conversations toward reaching a new five year music license agreement. The culmination of such efforts has resulted in a recent agreement in principle that will result in more favorable ASCAP license fees. The Company anticipates that a final license agreement will be executed during the second quarter of 2005.
    "We are pleased with our recent developments with the licensing societies and these developments will eliminate future significant legal fees in connection with rate court proceedings. We also recently renegotiated an equipment purchase commitment which will enable us to improve working capital balances during 2005," commented Stephen Villa, Chief Operating Officer.
    On April 15, 2005, the Company refinanced its existing Senior Credit Facility with a $105.0 million term loan ("New Senior Credit Facility"). A portion of the proceeds from the New Senior Credit Facility was used to repay in full the outstanding term and revolving loans and associated interest and to collateralize outstanding letters of credit under the Company's then existing Senior Credit Facility, and to pay related fees and expenses. Total cash available, after giving effect to this refinancing and to existing cash balances, is approximately $27.2 million. "The availability resulting from the transaction, coupled with cash flows generated from operations, provides us with adequate liquidity and flexibility to fund operations for the foreseeable future," remarked Villa.
    Muzak Holdings LLC will have a conference call on April 18, 2005 at 11:00 a.m. (Eastern Standard Time) to discuss fourth quarter and full year results. The call in number is 1-800-756-4697 and the access code is 0801. A replay of the call will be available for one week beginning at 9:00 a.m on April 19, 2005. The replay number is 1-800-756-3819 and the access code is 080100.
    Muzak, the leading audio imaging company, enhances brands and creates experiences with AUDIO ARCHITECTURE(TM) and MUZAK VOICE(TM). More than 100 million people hear Muzak programs each day. We deliver music, messaging, and sound system design through more than 200 sales and service locations.
    The above statements include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "anticipate", "could", "may", "will" and similar expressions and include references to assumptions that the Company believes are reasonable and relate to our future prospects, developments and business strategies. Forward-looking statements involve risks and uncertainties, including, but not limited to those related to the Company's substantial leverage and debt service requirements, restrictions imposed by the terms of the Company's indebtedness, the Company's history of net losses, the Company's dependence on satellite delivery of its products, the Company's ability to integrate acquisitions, future capital requirements, the impact of competition and technological change, the availability of cost-effective programming, the impact of legislation and regulation, risks associated with the effect of general economic conditions and the other factors discussed in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update these forward-looking statements.



                          Muzak Holdings LLC
                         Financial Highlights
                              -----------
                          (unaudited, dollars
                             in thousands)



                          Quarter Ended

                                      (1)                      (1)
                      12/31/2004  12/31/2003    % Change    9/30/2004
                     ----------- -------------- ---------  -----------
Selected
 Operations Data

 Revenues
  Music and Other
   Business
   Services                $46,929        $45,047       4.2%  $46,253
  Equipment Sales and
   Related Services         16,673         16,635       0.2%   16,262
                        ----------- -------------- ---------  --------
   Total Revenues           63,602         61,682       3.1%   62,515
                        ----------- -------------- ---------  --------

 Cost of Revenues
  Music and Other
   Business
   Services                  8,311          8,392      -1.0%    9,387
  Equipment Sales
   and Related
   Services                 16,086         14,806       8.6%   14,903
                        ----------- -------------- ---------  --------
     Total Cost of
      Revenues              24,397         23,198       5.2%   24,290
                        ----------- -------------- ---------  --------

 Selling, General and
  Administrative
  Amortization of
   Commissions               4,328          4,013       7.8%    4,144
  Other Selling, General
   and Administrative       18,745         16,646      12.6%   18,044
                        ----------- -------------- ---------  --------
         Total Selling,
          General and
          Administrative    23,073         20,659      11.7%   22,188
                        ----------- -------------- ---------  --------


  Impairment of deferred
   production costs          6,578              -                   -
  Other income                (217)           (70)    210.0%      (39)
  Loss on early
   extinguishment
   of debt                     183              -                   -
                        ----------- -------------- ---------  --------

  EBITDA(2)                 $9,588        $17,895     -46.4%  $16,076
                        =========== ============== =========  ========
    EBITDA Margin             15.1%          29.0%               25.7%


Other financial
 data

 EBITDA per the
  indentures               $15,976        $17,895             $16,778
 Muzak LLC Interest
  Expense                   10,413          9,744              10,158
 Muzak Holdings LLC
  Interest Expense          11,227         11,487              10,974
 Muzak LLC Net Debt
  to  EBITDA (3)              6.38x          4.99x               6.01x
 Muzak Holdings LLC Net
  Debt to EBITDA (3)          6.76x          5.76x               6.37x

Balance sheet data
 (end of period)

 Revolving Loan            $34,000        $20,000             $30,000
 Muzak LLC Total
  Debt (4)                 408,064        359,194             404,277
 Muzak Holdings LLC
  Total Debt (4)           432,309        414,690             428,522



                          Muzak Holdings LLC
                         Financial Highlights
                         --------------------
                        (dollars in thousands)


                                        Year Ended
                                 12/31/2004   12/31/2003 (1) % Change
                                 -----------  -------------- ---------
Selected Operations Data

  Revenues
     Music and Other Business
      Services                  $   184,397  $      174,945       5.4%
     Equipment Sales and
      Related Services               61,465          60,069       2.3%
                                 -----------  -------------- ---------
            Total Revenues          245,862         235,014       4.6%
                                 -----------  -------------- ---------

  Cost of Revenues
     Music and Other Business
      Services                       34,858          32,285       8.0%
     Equipment Sales and
      Related Services               56,935          50,082      13.7%
                                 -----------  -------------- ---------
        Total Cost of
         Revenues                    91,793          82,367      11.4%
                                 -----------  -------------- ---------

  Selling, General and
   Administrative
     Amortization of
      Commissions                    15,776          15,574       1.3%
     Other Selling, General and
      Administrative                 72,232          65,043      11.1%
                                 -----------  -------------- ---------
            Total Selling,
             General and
             Administrative          88,008          80,617       9.2%
                                 -----------  -------------- ---------

     Impairment of deferred
      production costs                6,578               -
     Other income                      (257)           (201)     27.9%
     Loss on early
      extinguishment of debt          1,846           3,694      50.0%
                                 -----------  -------------- ---------

   EBITDA (2)                   $    57,894  $       68,537     -15.5%
                                 ===========  ============== =========
     EBITDA Margin                     23.5%           29.2%


(1)As previously disclosed, the Company discovered an error pertaining to revenue and accounts receivable cutoff procedures dating back to the time of the merger of Audio Communications Network and Muzak Limited Partnership in March 1999. In addition, the Company has restated its 2004 quarterly information to reflect year end adjustments. The financial statement impact of this error and 2004 year end adjustments for periods included within this press release are as follows (in thousands):



               Quarter ended September 30,  Quarter ended December 31,
                        2004                          2003
           -----------------------------------------------------------
               As                 As       As                  As
            reported Adjustment restated reported Adjustment restated
           -----------------------------------------------------------
Statement of
 Operations
Music and
 other
 business
 services
 revenue      46,365   (112)    46,253   45,054      (7)      45,047
Equipment
 revenue      15,341    921     16,262   16,560      75       16,635
Costs of
 equipment
 revenues     14,457    446     14,903   14,754      52       14,806
Net loss     (10,318)   533     (9,785)  (8,982)     16       (8,966)



                                      Year ended December 31, 2003
                                  As reported  Adjustment  As restated
                                  ------------------------------------
Statement of Operations
Music and other business services
 revenue                              175,049        (104)    174,945
Equipment revenue                      60,187        (118)     60,069
Costs of revenues                      50,109         (27)     50,082
Net loss                              (34,617)       (195)    (34,812)


(2)Represents net income before interest, income tax benefit (expense), depreciation and amortization. The Company evaluates performance using several measures, one of them being EBITDA as defined by our Senior Discount Notes, Senior Subordinated Notes, and Senior Notes indentures (the "Notes"). EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, net income as a measure of performance, as determined in accordance with generally accepted accounting principles, known as GAAP. However, management believes that EBITDA provides useful information because EBITDA as defined by our Notes indentures is used to determine our ability to incur additional indebtedness. The following tables provides a reconciliation from net income to EBITDA and to EBITDA as defined in the Notes.




                                        Three months ended
                                Q4 2004 (a)     Q4 2003      Q3 2004
                              ----------------------------------------
Net Loss                           $(16,111)    $(8,966)      $(9,785)
Interest expense                     11,227      11,487        10,974
Taxes                                   (38)       (571)          (56)
Depreciation and amortization        14,510      15,945        14,943
                              ----------------------------------------
EBITDA                                9,588      17,895        16,076
                              ----------------------------------------
Non-cash items                        6,388           -           702
                              ----------------------------------------
EBITDA pursuant to the Notes        $15,976     $17,895       $16,778
                              ========================================



                                             Twelve months ended
                                           Q4 2004 (a)       Q4 2003
                                       -------------------------------
Net Loss                                       $(46,129)     $(34,812)
Interest expense                                 44,148        40,253
Taxes                                              (168)         (625)
Depreciation and amortization                    60,043        63,721
                                       -------------------------------
EBITDA                                           57,894        68,537
                                       -------------------------------
Non-cash items                                    7,493         3,694
                                       -------------------------------
EBITDA pursuant to the Notes                    $65,387       $72,231
                                       ===============================


(a) The fourth quarter and year ended December 31, 2004 include $0.1 million and $1.8 million, respectively, of charges associated with severance and other termination benefits, relocation costs, duplicate salaries, and temporary facility requirements. These charges were incurred in connection with the Company's centralization of administrative and certain operational functions during the third quarter of 2004.


(3) Reflects Total Debt described in (4) below less cash divided by EBITDA per the Notes on a Last Quarter Annualized Basis.

(4) Total Debt excludes $2.0 million of debt of a subsidiary that is non-recourse to the Company.

    CONTACT: Muzak
             Catherine Walsh, 803-396-3000